Exhibit 99.1

May 11, 2015

Dicerna Announces First Quarter 2015 Financial and Operational Results

-Management to Host Conference Call Today at 4:30 pm ET-

CAMBRIDGE, Mass. – (BUSINESS WIRE) – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics, today announced financial and operational results for the quarter ended March 31, 2015.

“We continue to advance our pipeline of rare disease and oncology programs, most recently with the announcement of robust non-human primate data using our conjugate platform for subcutaneous delivery of RNAi therapeutics” stated Douglas M. Fambrough, Ph.D., Dicerna’s chief executive officer. “In addition, receiving Orphan Drug Designation by the U.S. Food and Drug Administration for DCR-PH1, which we announced in April 2015, was an important regulatory advancement in the development of our clinical program for Primary Hyperoxaluria Type 1.”

Technology Update

Subcutaneous delivery to the liver with DsiRNA-EX Conjugates: DsiRNA-EX Conjugate technology is a proprietary delivery platform that is designed to enable convenient subcutaneous delivery for Dicerna’s emerging pipeline of liver-targeted RNAi therapies. These conjugates do not involve lipid nanoparticles and are built on the DsiRNA-EX platform, using an extension to one end of the double-stranded DsiRNA molecule.

•	In Dec 2014, Dicerna announced data showing the potent, durable knockdown of gene expression with DsiRNA-EX Conjugates in mouse models.

•	In May 2015, Dicerna advanced the conjugate platform further with the announcement of potent, durable knockdown of gene expression with DsiRNA-EX Conjugates in non-human primates. These data were presented at the 17th Annual TIDES: Oligonucleotide and Peptide Therapeutics From Research through Commercialization Conference (TIDES).

Rare Disease Program Update

DCR-PH1: DCR-PH1 is a DsiRNA-EX-based therapeutic candidate for Primary Hyperoxaluria Type 1 (PH1), a rare, inherited disorder of liver metabolism that often results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, Dicerna has shown that DCR-PH1 knocks down the activity of the gene transcript that encodes for the enzyme glycolate oxidase (GO), thereby significantly reducing the production of oxalate, the key disease pathology of PH1. Similar results, if obtained in PH1 patients, may have significant clinical benefit.

•	In April 2015, Dicerna announced that the U.S. Food and Drug Administration has granted Orphan Drug Designation to DCR-PH1 for the treatment of PH1.

•	Dicerna continues to advance the DCR-PH1 program per our internal timeline, with an IND filing in Q3 and clinical trial initiation in Q4. Studies in non-human primates have refined our expectations for data read-out from the trial. Observations in non-human primates have demonstrated (1) substantially longer target enzyme half-life in non-human primates than in mice, and thus movement in key metabolite biomarkers takes longer to be observed, and (2) greater levels of RNAi knockdown are required for enzyme silencing in non-human primates than in mice, which suggests that we may need to achieve high levels of transcript knockdown in patients before observing biomarker changes. These phenomena suggest that higher doses may be required before observing robust biomarker responses during the phase 1 trial. We therefore expect initial data from the phase 1 trial to emerge in the first half of 2016.

In addition to PH1, Dicerna is deploying the DsiRNA-EX Conjugate technology to generate subcutaneously-injectable RNA-based therapeutics against multiple rare disease targets expressed in the liver.

Oncology Program Update

DCR-MYC: DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of cancer tumor types, including hepatocellular carcinoma (HCC). DCR-MYC is a DsiRNA-based therapeutic formulated in Dicerna’s EnCore lipid nanoparticle for delivery to solid tumors. The MYC oncogene encodes a small intracellular protein that lacks a good binding site, which makes it a challenging target for traditional pharmaceutical approaches that seek to use small molecules or monoclonal antibodies to inhibit protein activity. Dicerna’s RNAi-based approach, which targets gene transcripts before they are translated into proteins, avoids these difficulties. This novel approach has yielded encouraging results in pre-clinical studies, in which Dicerna has shown that DCR-MYC knocks down MYC transcript activity and significantly reduces tumor volume in multiple mouse tumor models, including models of HCC.

Phase 1 DCR-MYC Trials in Solid Tumors and Hepatocellular Carcinoma (HCC)

•	In April 2014, Dicerna initiated a Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma. The first patient in this trial was dosed in April 2014. We expect top-line data from this study in 2015.

•	In December 2014, Dicerna initiated a Phase 1b/2 clinical trial of DCR-MYC in patients with advanced HCC. The first patient in this trial was dosed in January 2015.

Financial Results

•	Cash Position - As of March 31, 2015, the Company had $87.7 million in cash and cash equivalents and held-to-maturity investments as compared to $98.6 million in cash and cash equivalents and held-to-maturity investments as of December 31, 2014. In addition, the Company had $1.1 million of restricted cash, which reflects collateral securing its lease obligations.

•	R&D Expenses - Research and development (R&D) expenses for the first quarter were $8.7 million, compared to $5.3 million for the same period in 2014. The increase was due primarily to the initiation of clinical trials related to DCR-MYC, an increase in research activities related to DCR-PH1, and increased employee-related expenses, partially offset by a decrease in stock-based compensation of $0.9 million.

•	G&A Expenses - General and administrative (G&A) expenses for the first quarter were $5.4 million, compared to $2.8 million for the same period in 2014. The increase was primarily from the increased costs of operating as a public company and an increase in payroll related expenses, which includes an increase in stock-based compensation of $1.0 million.

•	Net Loss Attributable to Common Shareholders - Net loss attributable to common stockholders for the first quarter was $14.1 million compared to a net loss of $11.0 million for the same period in 2014.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on May 11, 2015.

Guidance

Based on our current cash position and operating plan, the Company re-iterates its expectation that it has sufficient cash to fund operations through 2016. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. ET today to review the Company’s first quarter 2015 financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 30229162. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media”

section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the event. A replay of the call will be available beginning at 7:30 p.m. ET on May 11, 2015. To access the replay, please dial 855-859-2056 or 404-537-3406, and refer to conference ID 30229162. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-K filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$22,635	$26,067
Held-to-maturity investments	$65,035	$72,556
Total Assets	$92,746	$103,605
Total Liabilities	$6,017	$5,265
Total stockholders’ equity	$86,729	$98,340

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2015	2014

Operating expenses:
Research and development	$8,692	$5,251
General and administrative	5,445	2,841

Total operating expenses	14,137	8,092

Loss from operations	(14,137)	(8,092)

Preferred stock warrant remeasurement	—	(2,559)

Other income (expense), net	53	(153)

Net loss	$(14,084)	$(10,804)

Less: Accretion and dividends on redeemable convertible preferred stock	—	204

Net loss attributable to common stockholders	$(14,084)	$(11,008)

Net loss per share allocable to common stockholders - basic and diluted	$(0.79)	$(1.02)

Weighted average shares outstanding - basic and diluted	17,815,515	10,822,325

Dicerna Pharmaceuticals, Inc.

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2015	2014
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(0.79)	$(1.02)

Adjustments to net loss (as detailed below)	0.13	0.46

Non-GAAP loss per share - basic and diluted	$(0.66)	$(0.56)

An itemized reconciliation between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:

GAAP net loss attributable to common stockholders	$(14,084)	$(11,008)

Adjustments:

Accretion and dividends on redeemable convertible preferred stock	—	204

Preferred stock warrant remeasurement	—	2,559

Milestone Payment on License Agreement	—	—

R&D: Stock-based compensation	847	1,726

G&A: Stock-based compensation	1,473	486

Non-GAAP net loss	$(11,764)	$(6,033)

Weighted Average Shares Outstanding -basic and diluted	17,815,515	10,822,325

Numbers may not foot due to rounding

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share. Our “Non-GAAP net loss” and “Non-GAAP net loss per share - basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business. Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our IPO, the warrants were reclassified to additional paid-in-capital and are no longer marked to market.

3. Milestone Payment on License Agreement.

We believe that excluding the payment to Tekmira for the license to their LNP delivery technology for use in our DCR-PH1 development program better reflects the recurring nature of our business. Based on our current drug development programs and recent advances in our technology platform, we do not expect to enter into similar licensing arrangements.

4. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.